Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Viking Therapeutics, Inc. on Form S-3 of our report dated February 9, 2023 with respect to our audits of the consolidated financial statements of Viking Therapeutics, Inc. as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021 appearing in the Annual Report on Form 10-K of Viking Therapeutics, Inc. for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

Costa Mesa, CA

July 26, 2023